Exhibit 10.22

AQUABOUNTY TECHNOLOGIES, INC.

STOCK OPTION AGREEMENT

AquaBounty Technologies, Inc. (the “Company”), under its 2016 Equity Incentive Plan (the “Plan”), hereby grants to the Optionholder identified below (“you”) an option (the “Option”) to purchase a number of shares of the Company’s Common Stock as set forth below. The Option is subject to the terms and conditions set forth in this Stock Option Agreement (including the Option Award Terms attached as Exhibit A, which are incorporated herein, this “Agreement”) and the Plan, which are incorporated herein. Any capitalized term not expressly defined in this Agreement but defined in the Plan will have the same definition as in the Plan. If there is any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

Optionholder:

Date of Grant:

Vesting Commencement Date:

[Performance Year begins on:	[e.g., Optionholder’s hire date or “January 1, 20 ”]

Number of Performance Years:	Three]

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:	☐ Incentive Stock Option ☐ Nonstatutory Stock Option

Exercise Schedule:	[Same as Vesting Schedule][Early Exercise Permitted]

Vesting Schedule:

•	[Performance-based Vesting: Within the first three months of each Performance Year, the Company’s Board of Directors will (i) select the performance goals that must be achieved in that Performance Year (the “Performance Goals”) and (ii) communicate the Performance Goals in writing to you. If you achieve the Performance Goals for that Performance Year, you will be eligible to vest in 1/3 of the shares subject to this Option (the “Annual Tranche”), subject to satisfying the service vesting schedule. The Company’s Board of Directors will determine achievement against the Performance Goals for a given Performance Year within two months after the end of each Performance Year. Partial credit for achievement of the Performance Goals may be awarded, in the sole discretion of the Company’s Board of Directors.

•	Service Requirement: Under the service vesting schedule, if you have achieved the Performance Goals for a given Performance Year, you will become fully vested in the Annual Tranche (or portion thereof) for that Performance Year on the date that is two months after the end of the Performance Year, subject to your Continuous Service through such date.]

•	[Time-based Vesting: The Option will vest over a three-year period. Subject to your Continuous Service on each vesting date, this Option will vest as to 1/3 of the total number of shares of Common Stock subject to the Option one year after the Vesting Commencement Date and as to 1/36 of the total number of shares subject to this Option each month thereafter. Any fractional share will be rounded down to the nearest whole share, provided that any shares subject to this Option that would not otherwise vest due to rounding down shall vest on the third anniversary of the Vesting Commencement Date.]

Payment: Payment of the Exercise Price may be made by one or a combination of the following items:

•	By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company;

•	By tendering the cash proceeds resulting from a sale on a national stock exchange or market system of some of the shares to be exercised, using a Regulation T Program (also called “broker assisted exercise” or “same day sale”), if the Common Stock is publicly traded on a US Public Market;

•	By tendering the cash proceeds resulting from a sale to a third-party investor of some of the shares to be exercised, but only if the investor is approved by the Company at the time of exercise, under a private company liquidity assistance program approved by the Company;

•	By tender of shares of Common Stock already owned by you, subject to any holding period requirement to avoid adverse accounting consequences to the Company and only if permitted by the Company at the time of exercise; or

•	If this Option is a Nonstatutory Stock Option and the Company so permits at the time of exercise, by a “net exercise” arrangement, whereby shares of Common Stock that would otherwise be issued on exercise will be deemed exercised but then immediately tendered back to the Company.

Additional Terms/Acknowledgements: You acknowledge receipt of, and understand and agree to, this Agreement and the Plan. As of the Date of Grant, this Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements with respect to the Option. By accepting the Option, you consent to receive documents governing the Option by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time.

AquaBounty Technologies, Inc.	Optionholder:

By:
Name:	[Signature]
Title:

Date:	Date:

ATTACHMENTS: Option Award Terms, 2016 Equity Incentive Plan

2

EXHIBIT A

OPTION AWARD TERMS

Pursuant to this Agreement, the Company has granted you the above-described Option under the Plan to purchase a number of shares of the Company’s Common Stock at a specified exercise price.

1. Vesting. The Option will vest as provided in this Agreement. Vesting will cease, in all events, on the termination of your Continuous Service after taking into account any acceleration that occurs on your termination.

2. Number of Shares and Exercise Price. The Number of Shares Subject to Option and the Exercise Price (Per Share) set forth above in this Agreement will be adjusted for Capitalization Adjustments as provided in the Plan.

3. Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Option until you have completed at least six months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise the Option as to any vested portion prior to such six-month anniversary in the case of (i) your death or Disability or (ii) a Change in Control.

4. Exercise Prior to Vesting (“Early Exercise”). If the “Exercise Schedule” above indicates “Early Exercise Permitted,” you may elect at any time that is both during the period of your Continuous Service and during the term of your Option, to exercise all or part of your Option, including the unvested portion of your Option; however:

a. if the exercise restriction for Non-Exempt Employees applies, this Option may not be exercised until such restriction lapses;

b. this Early Exercise feature will expire immediately on your termination of Continuous Service, immediately prior to the effectiveness of the Company’s initial public offering of the Common Stock on a US Public Market, and on the closing of any Change in Control;

c. a partial exercise of your Option will be deemed to cover vested shares of Common Stock first and then the earliest vesting installments of unvested shares of Common Stock; and

d. any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement that will result in the same vesting as if no early exercise had occurred.

5. Method of Payment. You must pay the full amount of the exercise price for the shares of Common Stock subject to the Option that you wish to exercise. If permitted under this Agreement, you may pay the exercise price through one or more of the following:

a. Provided that at the time of exercise the Common Stock is publicly traded on a US Public Market, using a program developed under Regulation T, as provided by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”

b. If the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement (sometimes referred to as “share withholding”) pursuant to which the Company will reduce the number of shares of Common Stock issuable on exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must submit an additional payment to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

c. If permitted by the Board at the time of exercise, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances, or security interests and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Option (or any vested portion thereof), will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise the Option (or any exercisable portion thereof) by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation, or agreement restricting the redemption of the Company’s stock.

6. Whole Shares. You may exercise the Option (or any vested portion thereof) only for whole shares of Common Stock.

7. Compliance with Laws. In no event may you exercise the Option (or any portion thereof) unless the shares of Common Stock issuable on exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and compliant with all applicable laws, including the documentation requirements of Rule 701(e) of the Securities Act. The exercise of the Option (or any portion thereof) also must comply with all other applicable laws and regulations governing the Option. You may not exercise the Option (or any portion thereof) if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulations Section 1.40l(k)-1(d)(3), if applicable).

8. Term. You may not exercise the Option before the Date of Grant or after the Expiration Date. The term of the Option expires, subject to the provisions of the Plan, on the earliest of the following:

a. immediately on the termination of your Continuous Service for Cause;

b. three months after the termination of your Continuous Service for any reason other than for Cause, your Disability, or your death (except as otherwise provided in Section 9(d) below); however, if during any part of such three-month period the Option is not exercisable solely because doing so would violate the registration requirements under the Securities Act, the Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six months after the Date of Grant, and (iii) you have vested in a portion of the Option at the time of your termination of Continuous Service, the Option will not expire until the earlier of (A) the later of (1) the date that is seven months after the Date of Grant and (2) the date that is three months after the termination of your Continuous Service and (B) the Expiration Date;

c. twelve months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 9(d) below);

d. twelve months after your death if you die either during your Continuous Service or within three months after your Continuous Service terminates for any reason other than Cause;

e. the Expiration Date indicated above; or

f. the day before the tenth anniversary of the Date of Grant.

If the Option is an Incentive Stock Option, please note that, to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the date that is three months before the date of the Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of the Option under certain circumstances for your benefit but cannot guarantee that the Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you exercise the Option more than three months after the date your employment with the Company or an Affiliate terminates.

9. Exercise

a. You may exercise the vested portion of the Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s electronic platform or designated broker, together with such additional documents as the Company may then require, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate.

b. By exercising the Option, you agree that, as a condition to any exercise of the Option, you must enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired on such exercise.

c. If the Option is an Incentive Stock Option, by exercising the Option you agree that you will notify the Company in writing within fifteen days after the date of any disposition of any of the shares of the Common Stock issued on exercise of the Option that occurs within two years after the Date of Grant or within one year after such shares of Common Stock are transferred on exercise of the Option.

10. Transferability. Except as otherwise provided in this Section 10, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

a. Certain Trusts. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, you may transfer the Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

b. Domestic Relations Orders. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A, the incentive stock option rules (if applicable), and applicable securities laws, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Option pursuant to the terms of a court-approved domestic relations order, official marital settlement agreement, or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-l(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to contact the Company’s Corporate Secretary regarding the proposed terms of any division of the Option prior to finalizing the domestic relations order or marital settlement agreement to help ensure that the required information is contained in the domestic relations order or marital settlement agreement. If the Option is an Incentive Stock Option, the Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

c. Beneficiary Designation. On receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise the Option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11. Right of First Refusal and Other Prohibition on Transfer. Before any shares of Common Stock held by you or any transferee (either, the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company must consent as set forth below, and the Company or its assignee(s) shall have a right of first refusal to purchase such shares on the terms and conditions set forth in this Section 11 (the “Right of First Refusal”).

a. Notice of Proposed Transfer. The Holder of the shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such shares; (ii) the name of each proposed purchaser or other transferee (a “Proposed Transferee”); (iii) the number of shares to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the shares (the “Offered Price”); and (v) that the Holder shall offer to sell the shares to the Company and any assignee of the Company at the Offered Price.

b. Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Company and each of its assignees may, by giving written notice to the Holder, elect to purchase any or all of the shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

c. Purchase Price. The purchase price (“Purchase Price”) for each share purchased by the Company and any assignee shall be the Offered Price, divided by the aggregate number of shares to be transferred to all Proposed Transferees. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of the Company in good faith.

d. Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash, by check, by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of purchase by an assignee, to the assignee), or by any combination thereof.

e. Holder’s Right to Transfer. If all of the shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company or any assignee thereof as provided in this Section, then the Holder may sell or otherwise transfer such shares to that Proposed Transferee at the Offered Price or at a higher price, provided that (i) such sale or other transfer is consummated within 120 days after the date of the Notice; (ii) such sale or other transfer is effected in accordance with any applicable securities laws and, if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect; and (iii) that Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the shares in the hands of such Proposed Transferee. If the shares described in the Notice are not transferred to the Proposed Transferee within such 120-day period, a new Notice shall be given to the Company, and the Company and any assignee thereof shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

f. Exempt Transfers. Despite anything to the contrary in this Section 11, the following transfers of vested Shares shall be exempt from the Right of First Refusal: (i) the transfer of any or all of the Shares on your death by will or intestacy to the your “immediate family” (as defined below), but only if each such transferee or other recipient agrees in a writing satisfactory to the Company that the Right of First Refusal (and all other restrictions on transfer set forth in this Agreement) shall continue to apply to the transferred Shares in the hands of such transferee or other recipient; (ii) any transfer of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into one or more corporations (except that the Right of First Refusal shall continue to apply thereafter to such Shares, in which case the surviving corporation of such merger or consolidation shall succeed to the rights of the Company unless the agreement of merger or consolidation expressly otherwise provides); or (iii) any transfer of Shares pursuant to the winding up, liquidation, or dissolution of the Company. As used herein, the term “immediate family” shall mean your spouse; lineal descendant or antecedent; sibling; adopted child or grandchild; or the spouse of any child, adopted child, grandchild, or adopted grandchild of yours.

g. Termination of Right of First Refusal and Prohibition on Transfer. The Right of First Refusal and the prohibition on transfer set forth above shall terminate as to all shares issued on exercise of your Option on the earlier of (i) first sale of Common Stock of the Company by the Company on a US Public Market to the general public pursuant to a registration statement filed with, and declared effective by, the U.S. Securities and Exchange Commission under the Securities Act or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded on the New York Stock Exchange, the Nasdaq Global Market, or any other exchange designated by the Board from time to time.

12. Option not a Service Contract. The Option is not an employment or service contract, and nothing in the Option, this Agreement, or the Plan will be deemed to create any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in the Option, this Agreement, or the Plan will obligate the Company; an Affiliate; or any of their respective stockholders, directors, officers, or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

13. Withholding Obligations

a. At the time you exercise the Option, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from any amounts payable to you (including payroll), and otherwise agree to make adequate provision for (including, to the extent permitted by the Company, by means of a “same day sale” pursuant to a program developed under Federal Reserve Board Regulation T), any sums required to satisfy all federal, state, local, and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of the Option.

b. You may not exercise the Option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise the Option when desired even though the Option is vested, and the Company will have no obligation to issue a certificate for shares of Common Stock unless such obligations are satisfied.

14. Tax Consequences

a. No Obligation to Minimize Taxes. You agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees, or Affiliates related to tax liabilities arising from the Option or your other compensation. In particular, you acknowledge that the Option is exempt from Section 409A only if the exercise price per share specified in this Agreement is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you shall not make any claim against the Company, or any of its Officers, Directors, Employees, or Affiliates if the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

b. Early Exercise; 83(b) Election. You agree that if you are permitted to exercise this Option prior to vesting, and, in connection with that exercise, you wish to file an “83(b) election,” it is entirely your responsibility to timely file that election with the applicable taxing authority.

c. Golden Parachute Taxes. You agree that if the benefits provided for in connection with this Option or otherwise payable to you by the Company or any successor thereto (i) constitute “parachute payments” within the meaning of Section 280G of the Code and

(ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits will be either (1) delivered in full or (2) delivered to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, despite that all or some of such benefits may be taxable under Section 4999 of the Code. On the reasonable request of the Company, you agree to execute a waiver of your right to receive that portion of any benefits provided hereunder or otherwise, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code, so that no payment or benefit provided hereunder or otherwise to you will be a “parachute payment” under Section 280G(b) of the Code.

15. Notices. Any notices provided for in the Option, this Agreement, or the Plan will be given in writing and will be deemed effectively given on receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid and addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16. Governing Plan Document. The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules, and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In addition, the Option (and any compensation paid or shares issued under the Option) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

17. Effect on Other Employee Benefit Plans. The value of the Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18. Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to the Option until such shares are issued to you. On such issuance, you will obtain full voting and other rights as a stockholder of the Company in regard to such shares. Nothing contained in the Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

19. Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any portion of this Option Agreement so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such portion to the fullest extent possible while remaining lawful and valid.

20. Miscellaneous

a. The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

b. You agree on request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

This Option Agreement, together with any appendix attached hereto that addresses local or foreign legal requirements, will be deemed to be signed by you on the signing by you of this Agreement.

Appendix 1

Foreign Laws

Nature of Grant. In accepting this Option, you acknowledge that:

1. The Plan is established voluntarily by the Company; is discretionary in nature; and may be modified, amended, suspended, or terminated by the Company at any time, unless otherwise provided in the Plan or this Option Agreement.

2. The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

3. All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.

4. Your participation in the Plan does not create a right to further employment with your employer or additional time in service with the Company or any of its affiliates, and shall not interfere with the ability of your employer to terminate your employment relationship (or the ability of the Company or its affiliates to terminate any other service relationship) at any time with or without cause. The Option will not be interpreted to form an employment contract or relationship with the Company, your employer, or any subsidiary or affiliate of the Company.

5. You are voluntarily participating in the Plan.

6. The Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or your employer, and is outside the scope of your employment or service contract, if any. The Option is not part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or your employer.

7. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. If the underlying shares of Common Stock do not increase in value, the Option will have no value. If you purchase the shares of Common Stock subject to this Option, the value of those shares of Common Stock may increase or decrease.

8. In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or shares of Common Stock purchased through exercise of the Option resulting from termination of your employment or other service with the Company or your employer (for any reason whatsoever) and you irrevocably release the Company and your employer from any such claim that may arise; if, despite the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

9. On the termination of your employment or service, your right to vest in the Option will terminate effective as of the date that you are no longer actively employed or otherwise providing service and will not be extended by any notice period mandated under the local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). Furthermore, on the termination of employment or service, your right to exercise the Option, if any, will be measured by the date of termination of your active employment or service and will not be extended by any notice period mandated under local law. The Company shall have the exclusive discretion to determine when you are no longer actively employed or rendering services for purposes of this Option.

Data Privacy. In accepting this Option:

1. You hereby explicitly and unambiguously consent to the collection, use, and transfer, in electronic or other form, of your personal data as described in this document by and among (as applicable) your employer, the Company, and its subsidiaries and affiliates for the purpose of implementing, administering, and managing your participation in the Plan, as well as for the purpose of the Company’s compliance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires certain public companies to calculate and disclose on an annual basis the ratio of the median of the annual total compensation of all employees of an issuer as compared to the annual total compensation of its chief executive officer (the “CEO Pay Ratio”).

2. You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of implementing, administering, and managing the Plan and complying with the CEO Pay Ratio (“Data”).

3. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purpose of implementing, administering, and managing your participation in the Plan and for compliance with the CEO Pay Ratio. You understand that Data will be held only as long as is necessary to implement, administer, and manage your participation in the Plan and as is necessary for compliance with the CEO Pay Ratio. You understand that you may, at any time, view the Data, request additional information about the storage processing of the Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English, and the translated version is different than the English version, the English version will control.

Rules for Your Specific Country of Residence

[Insert specific country notices here]